FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1  Name and Address of Company

Gammon Lake Resources Inc.
1601 Lower Water Street, Summit Place
Suite 402
Halifax, Nova Scotia, B3J 3P6

Item 2  Date of Material Change

September 20, 2006

Item 3  News Release

The press release attached as Schedule A was released over Canada NewsWire on September 20, 2006

Item 4  Summary of Material Change

The material change is described in the press release attached as Schedule "A".

Item 5  Full Description of Material Change

The material change is described in the press release attached as Schedule "A".

Item 6  Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7  Omitted Information

Not applicable.

Item 8  Executive Officer

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc.
Tel: 902-468-0614

Item 9  Date of Report

September 20, 2006

Gammon Lake Resources Inc.
1601 Lower Water Street, Suite 402, Summit Place, PO Box 2067, Halifax, NS B3J 2Z1
Tel: 902-468-0614, Fax: 902-468-0631, Website: www.gammonlake.com
TSX: GAM / AMEX: GRS / BSX: GL7

PRESS RELEASE

Halifax, September 20, 2006

Gammon Lake Announces First Gold-Silver Pour from Ocampo Mill

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) is pleased to announce the first gold-silver pour from the Mill facility at the Company's Ocampo Gold-Silver Project in Chihuahua, Mexico. Commissioning of the Ocampo Mill is proceeding as scheduled and the first gold-silver pour is seen as a significant milestone attained during this process.

"The Mill will continue to be balanced and adjusted and higher grade ore will be introduced through the commissioning process. This is another significant achievement for Gammon Lake and our shareholders," commented Brad Langille, CEO.

Gammon Lake is also pleased to report that over the past two weeks the Company has been producing at feasibility mining levels of 13,000 tonnes per day from the Ocampo Open-Pit mine. Ocampo is expected to reach full commercial production by the end of this year. By 2006 year end Gammon Lake expects combined production from Ocampo and El Cubo to reach an annual production run rate of more than 400,000 gold equivalent ounces (235,600 ounces of gold and 10,500,000 ounces of silver) at a cash cost of less than US $200 per gold equivalent ounce.

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The Company's flagship Ocampo Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. Gammon Lake has also recently acquired the El Cubo Mine, as a result of the recent business combination with former mining company, Mexgold Resources Inc. Following a US $40 million increase in its credit facility and influx of C $36 million from the combination with Mexgold Resources, Gammon Lake remains 100% unhedged and fully financed to achieve full production at Ocampo and El Cubo.

The qualified person responsible for all technical data reported in this news release is John C. Thornton, Chief Operating Officer. Third party analytical work was performed by ALS Chemex of Vancouver, employing conventional fire assay analysis techniques. For further information please visit the Gammon Lake website at www.gammonlake.com or contact:

Bradley H. Langille	Jodi Eye
Chief Executive Officer	Investor Relations
Gammon Lake Resources Inc.	Gammon Lake Resources Inc.
902-468-0614	902-468-0614

Gammon Lake Resources Inc.
1601 Lower Water Street, Suite 402, Summit Place, PO Box 2067, Halifax, NS B3J 2Z1
Tel: 902-468-0614, Fax: 902-468-0631, Website: www.gammonlake.com
TSX: GAM / AMEX: GRS / BSX: GL7

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake Resources, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake's expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake's Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission. Although Gammon Lake has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Gammon Lake does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

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